Opower, Inc.

2014 Third Quarter Preliminary Results Call

Exhibit 99.2

Date and Time: Tuesday, November 11, 2014, 5:00 p.m. ET

Speakers: Opower, Inc. Management

Operator

Good afternoon. My name is Heather, and I will be your conference operator today. At this time, I would like to welcome everyone to the Opower Third Quarter 2014 Earnings Conference Call. I will now turn the call over to Charlie Mayer, Director of Investor Relations. You may begin your conference.

Charlie Mayer, Director of Investor Relations

Thank you and welcome to Opower’s third quarter 2014 earnings call for the period ended September 30, 2014. I am Charlie Mayer, Director of Investor Relations. With us from management are Dan Yates, Chief Executive Officer and Co-founder; and Thomas Kramer, Chief Financial Officer.

We have issued an earnings press release, which is available online at investor.opower.com. This call is being recorded and we will post a recording of the call on that website.

During the call we will make forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding trends, strategies and the anticipated performance of the business. These forward-looking statements are based on management’s current views and expectations as of today, and are therefore subject to various risks and uncertainties. Actual results may differ materially. Please refer to the risk factors listed in our most recent 10-Q filed with the SEC on August 14, 2014, and the final prospectus from our initial public offering filed with the SEC on April 4, 2014.

During the call, we may offer incremental metrics to provide greater insight into the dynamics of our business. These details may be one-time in nature, and we may or may not provide updates in the future.

We will also refer to certain non-GAAP financial measures in an effort to provide additional information to investors. A reconciliation schedule of non-GAAP measures to the comparable GAAP measures is provided in our press release.

Now let me hand it over to our CEO, Mr. Dan Yates.

Daniel Yates

Co-Founder, Chairman, and Chief Executive Officer

Thanks, Charlie.

It was another strong quarter for Opower. We beat our expectations for revenue and profitability. Revenue was 33.8 million dollars, more than 2 million dollars above the high end of our guidance. Adjusted EBITDA loss was (1.1) million dollars, roughly 6 million dollars better than the favorable end of our guidance.

Q3 marks three straight quarters of strong results for Opower as a public company. We have proven our ability to deliver tangible business value to our utility customers over our 7-year history. We attribute much of our current success to the power of our platform and our ability to digitize and transform the user experience for utility customers. This is critical as utilities wrestle with new dynamics in the industry that drive them to deliver energy reductions required by efficiency mandates, to reduce the cost to serve their customers, to improve customer loyalty in competitive markets, and to reduce costly peak demand.

We have delivered against these goals reliably at scale. In Q3, we helped utilities and their customers save 643 gigawatt hours of energy. This was 85 percent more savings than the same period last year. To give you some sense of the scale: 643 gigawatts hours is more than enough energy to power all the homes in Washington, DC for three months. Notably, some of these savings came from demand response, where we demonstrated verifiable peak reduction using our Behavioral Demand Response solution. More on that in a few minutes. On Customer Engagement we continue to digitize the touch points between utilities and their customers, increasing service quality and reducing cost. So far this year we have delivered over 100 million digital communications via email, SMS, and phone.

How do we deliver these results? In a word: Data. As of Q3, we had 386 billion meter reads in our data warehouse. We also have results from hundreds of years of in-market tests across that data set. Data is our key asset and a large barrier to entry for the competition. We use this data to develop insights that we now share with more than 50 million households and small businesses around the world.

With our scale, our track record of results, and our large and growing data asset, Opower leads the category of vertical SaaS for the utility industry.

And let’s turn now to our success this quarter. We delivered strong results by executing on each of our three primary objectives:

First: We drove 50 percent top line growth year-over-year with our multi-pronged growth strategy by expanding with existing customers, adding new customers, and cross selling.

Second: We locked in recurring revenue as we launched large deals on schedule, which secures long-term recurring revenue.

Third: We widened our technology and data lead by delivering unprecedented peak savings using our SaaS, zero-hardware, Behavioral Demand Response solution. This is a big deal for Opower and our customers and I am excited to share some specifics with you today.

So, I’ll start with a major expansion we closed in the quarter with an existing customer, one of the largest utilities in the US. Opower will be the centerpiece of this utility’s engagement strategy across all channels and customer classes. This will include residential, commercial, and industrial customers.

We won this business by leading a team of strategic partners. Each partner will integrate its solution with our data platform to produce a unified customer experience. This is a testament to the maturity of our architecture. Opower will run the core platform and the customer facing website that will be available to all of this utility’s several million customers.

Even with the consummation of this contract, there remains long-term expansion potential with this customer. The current relationship includes a meaningful deployment of Opower’s Energy Efficiency solution, but there are several million more households that we can potentially serve as we prove the value of our solution on a broad scale.

Having highlighted an anchor expansion, Q3 also saw new logo sales and cross sales. One of our new customers is a gas utility that will deploy our Energy Efficiency solution. Opower will be one of the first efficiency solutions deployed in this jurisdiction by this customer. Over the course of this 3-year contract we plan to deliver measurable and predictable energy savings that could be the basis for future expansion.

One of our many cross sales was a Demand Response pilot to ComEd, which deepens our relationship with this big and important Opower customer. As with all of our pilot programs, this one could grow to hundreds of thousands of households as we deliver tangible financial results. We made a successful pitch to ComEd because the required data integration was already in place and tested. We also have a trusted relationship which gives us deep understanding of ComEd’s business needs. This is a textbook Opower cross sale. We leverage existing relationships with huge customers to deliver innovative and powerful solutions.

Turning now to my second topic, which is securing recurring revenue with on-time launches. While a significant portion of every contract is billed upon execution, we do not recognize that revenue until the program is launched. This is why we have focused on hitting our launch schedules and shortening launch time whenever possible. I am very pleased with the significant progress we have made in this area. Average time for a domestic launch has shortened over the past year, sometimes more than we expected. At the same time we have increased the total number of launches. In Q3 we increased our launch capacity by 50 percent compared to the same period last year.

Q3 launches included domestic and international programs across our product suite. As we discussed last quarter, we launched TEPCO on schedule in Q3. We completed this launch in 29 weeks, faster than our average international launch. This launch also included extensive localization for Japan with a new language for us and a new alphabet. We even localized the smiley faces that we use to encourage efficient end-use behavior. These investments in localization will help us as we pitch our solutions to other utilities across Japan.

Now let us move to my third topic, which is Opower’s accelerating technology and data lead.

This summer we delivered our most important energy use results since 2008 when the first Home Energy Report proved that Opower can reduce energy consumption. This time, our Behavioral Demand Response solution delivered average peak load reduction of nearly 3 percent with maximum load reduction of 5 percent. We did this across hundreds of thousands of customers, with no hardware, and no financial incentives. Instead we use smart meter data, proprietary analytics, behavioral science, and our very high volume messaging platform to deliver millions of unique messages to drive peak reduction for our utility customers. I cannot think of a better way to demonstrate our technology and data lead.

And let me explain why this is important for the utility industry. Rate capped utilities often lose money on peak days when they buy energy at peak prices and sell it at a loss to their customers. Nearly all utilities aim to shave peak consumption because peak power is expensive. When customers use less peak energy, utilities lose less money. Until now, utilities have relied primarily on direct load control switches to produce residential peak reduction. These hardware switches are costly to install and reach only a small percentage of residential customers. Our product, Behavioral Demand Response, requires no hardware and is easy to deploy across an entire service area.

We tested our product, Behavioral Demand Response, or BDR, during 10 events called by 3 new pilot customers. In Southern California, when temperatures hit record highs, BDR delivered a residential peak load reduction of 5.04 percent at 5:00 PM local time on September 5. Deployed nationally, BDR would more than double residential demand response capacity. The total US demand response market is worth over 1 billion dollars annually. We believe Opower is well positioned to gain share in this market based on our highly differentiated and proven value proposition.

While the goal of demand response is to achieve peak reduction, our survey data tells us that customers really like Opower BDR. This is yet another way that Opower can help utilities become trusted energy advisors to billions of their customers all around the world. This is a strong customer service strategy as utilities face threats of competition, increased regulation, and rising costs. Opower is positioned up and down this vertical to help utilities with these challenges. It is this leadership position that produced a solid quarter and will drive our future growth.

Thomas will now take us through the financials.

Thomas G. Kramer

Chief Financial Officer and Principal Accounting Officer

Thank you, Dan.

The strong momentum that we reported for Q1 and Q2 continued in Q3. We also expect a strong Q4.

As Dan mentioned, Q3 revenue was 33.8 million dollars, a 50 percent increase over the same period last year. As in prior quarters, we see strong revenue performance as we add customer endpoints through major expansions, new deals, and the sale of new products. 91 percent of Q3 revenue was from recurring sources. This figure includes 4 percent of Q3 revenue from our Demand Response programs. Demand Response is recurring on an annual basis but is seasonal and will therefore not contribute significantly to Q4 revenue. It will return in the summer of 2015, when utilities will again need to reduce peak consumption.

Revenue for the quarter was 2.2 million dollars above the high end of our guidance. Upside was driven by revenue launching ahead of our forecasts. We anticipated accelerated launches for 2015 but this has happened earlier than anticipated. We also recorded higher than anticipated revenue from some of our demand response programs and variable revenue contracts. International customers accounted for 16 percent of Q3 revenue.

Turning to the P&L, I will discuss expenses on a non-GAAP basis. This excludes third quarter stock-based compensation expenses of 4.5 million dollars. Non-GAAP cost of revenue in the third quarter was 10.9 million dollars, producing a non-GAAP gross margin of 67.7 percent. As discussed on previous calls, we anticipate long-term gross margin to be above current levels as our business scales. However, as we discussed before, this may vary in the near-to-intermediate term.

Non-GAAP operating expenses in the third quarter were 25.8 million dollars, up 52 percent from the same period last year. Expenses were driven by headcount as we continue to build our sales and marketing function. We ended the third quarter with 571 employees globally.

Non-GAAP operating loss in the third quarter was (2.9) million dollars, compared to a loss of (2.4) million dollars for the same period last year.

Adjusted EBITDA in the third quarter was a loss of (1.1) million dollars, compared to a loss of (1.2) million dollars for the same period last year.

In Q3 we had 49.1 million pro-forma diluted weighted average shares outstanding. Our third quarter non-GAAP net loss was (3.7) million dollars or a loss of (8) cents per share. This compares to a non-GAAP net loss of (2) million dollars or a loss of (5) cents per share for the same period last year.

Looking at the balance sheet, cash and cash equivalents as of September 30 was 138 million dollars. Deferred revenue was 55.5 million dollars, a sequential decline of 9 million dollars from Q2. As I have mentioned on prior calls, the specific billing schedules within our contracts are lumpy and vary among clients. This point distinguishes us from our SaaS brethren that have more regular billing schedules, and thus less fluctuation in their deferred revenue balance. As a result, deferred revenue for Opower is an inconsistent indicator of future revenue and is not directly correlated to newly signed business. This quarter is a good example of that. Q2 was a heavy billing period for deals signed prior to that quarter. This increased our deferred revenue to revenue ratio above its historical trendline for Q2. By contrast, the major deal we signed during the third quarter, which Dan highlighted, happens to have a billing schedule concentrated in Q4 and Q1, with no invoicing in Q3. Therefore Q3 deferred revenue balance was not increased by this transaction. We anticipate that deferred revenue will continue to fluctuate as a result of these factors and encourage investors not to put undue weight on this metric.

With that, let me turn to our financial guidance.

For the fourth quarter of 2014, we anticipate revenue between 33.2 and 33.6 million dollars. At the midpoint this is an increase of 28 percent from the fourth quarter of 2013. This also represents an increase compared to our implied fourth quarter guidance provided on last quarter’s call. The 33.4 million dollar midpoint of this guidance represents sequential growth of over 1 million dollars over the third quarter after adjusting for the seasonality of our Demand Response revenue.

We anticipate an adjusted EBITDA loss between (5.5) and (6) million dollars for the fourth quarter as we continue to invest in long-term growth. This guidance also incorporates the fact that our printed report volumes increase during the winter as natural gas clients send a disproportionate number of communications during colder months.

We anticipate non-GAAP net loss in the range of (8.2) to (8.7) million dollars for the fourth quarter. That is a loss of (16) to (18) cents per share, based on an estimated 49.8 million shares outstanding. Our non-GAAP EBITDA guidance excludes approximately 5.2 million dollars in stock-based compensation expenses, and 2.5 million dollars in depreciation and amortization expenses.

Given our Q3 actuals and Q4 guidance, we anticipate full year revenue between 126.8 and 127.2 million dollars. At the midpoint, that would be 43 percent growth compared to the full year 2013. This represents a meaningful increase from our most recent guidance of 122 to 123.5 million dollars.

For the full year 2014, we anticipate adjusted EBITDA loss between (14.7) and (15.2) million dollars and non-GAAP net loss between (22.8) and (23.3) million dollars. This would be a loss of (48) to (50) cents per share, based on an estimated 47 million pro-forma weighted average shares outstanding for the year. Our non-GAAP EBITDA guidance excludes approximately 20.6 million dollars in stock-based compensation expenses, and 7.3 million dollars in depreciation and amortization expenses.

We will provide guidance for the full year 2015 on our next call. However, I did want to provide some qualitative comments given the magnitude of our EBITDA upside in recent quarters. We have a clear leadership position in a very large market. As you can see from our adjusted EBITDA guidance for Q4, we expect to accelerate our spending as we continue to invest in growth. This is consistent with the strategy that we have discussed previously. Investment will continue in 2015 as we deploy capital from our IPO to secure our dominant position in the market. This represents our confidence in our growth strategies as well as the continued health of our demand environment.

Looking at our core Energy Efficiency product, we are still only about 10 percent penetrated into our installed base. There is ample room to grow with existing customers in addition to a vast greenfield opportunity with new customers around the world. We are taking the steps necessary to build a large company, and our results this year demonstrate that our strategies are effective.

With that, Dan and I are happy to take your questions.

Question and Answer

Operator

[Operator Instructions]

Your first question comes from the line of Greg Dunham with Goldman Sachs.

Gregory Dunham

Goldman Sachs Group Inc., Research Division

Hi. Thanks for taking my question. Just one for me. I want to hit on this expansion. And the usage of Opower seems pretty broad across a number of different areas. Can you talk about how much work you guys are doing? Are you leveraging partners? Who would you partner with? And maybe how we should think about how this rolls out over time from a P&L perspective.

Dan Yates, Chief Executive Officer

Yes, Greg, this is Dan. I’ll take the first part of your question, and I’ll let — leave it to Thomas to talk a bit more about the rollout from a P&L perspective. But this is an exciting deal for us. The deal is not formally announced, so we can’t share specific names. But I can talk about it in general terms, so the key takeaways here. First of all, we’re prime on this project. We own the customer relationship. And what we’re doing is we have a relationship now with this client where we’re running a core customer engagement platform in a lot of — and helping to enrich a lot of their key customer touch points, their web, their mobile and then a lot of outbound communications. And then what we have in terms of partners is in 2 categories. So — and the first one’s — well, both I’m excited about. First is we’ve got a couple smaller companies that are actually adding specific interesting functionality that was important to this utility customer, and they’re running by accessing data off of our platform and, in one case, are already now live on our secure APIs. So in that case of that one partner, they are providing data-rich, high-value features to end consumers. And from the utilities perspective, there’s no additional identifiable information risk. It’s all weighted one throat to choke. And from our perspective, it’s a real proof point that we’re starting to stand up in the ecosystem of vendors that are running on our platform. The second thing I’m excited with this one, the second category of partner, is that we’re working with a big systems integrator. And in this case, we brought them in. But we’re getting currency now in the market with other SIs, and we’re starting to see pull, which is becoming important for us as we get into bigger and bigger deals here in the U.S. and internationally. I don’t know if Thomas wants to add a bit on the rev rec.

Thomas Kramer, Chief Financial Officer

Absolutely. When you’re looking about how we’re going to convert or translate this deal into a real effect on the P&L, we expect most of this to hit us in Q3 of next year in terms of the partner revenue. And what we’re really excited about is in terms of this ecosystem that we’re creating is that they will help bring us to market and, in some ways, act as a channel for us.

Operator

Your next question comes from the line of Gregg Moskowitz with Cowen and Company.

Gregg S. Moskowitz

Cowen and Company, LLC, Research Division

Thank you very much. Congratulations on a strong quarter.I had a couple questions. I guess, starting with demand response, Dan. Pretty encouraging results. I just wanted to sort of build on it a bit if I could. You mentioned the average load reduction of nearly 3% across the 10 peak events. I was wondering if there were any events where load reduction was perhaps de minimis? Or would you say that all or at least almost these events generated a savings of at least, say, 1%?

Dan Yates, Chief Executive Officer

Yes. So the great news is that we had very consistent results. So there were no de minimis as far as — I think, in 10 events, I believe every single one of them was well above the threshold that you just laid out. And even, I think, I’d say — I’m not 100% sure, but I think all of them are significantly above that. The other good thing about it was that the trend line of the results was that consistently, the second, third, fourth event we called in a given territory, the result was higher than before, which is — has been a concern that what if people got tired of this. And it was, in fact, the opposite, people are getting acclimated to it. And one thing I should add, I feel like I spoke earlier, I wasn’t crisp enough in accentuating the reason why we’re so excited about these results because, I think, many of you who have been following us know that we have had a kind of demand response program like this, of its kind, last summer that we had success with Baltimore Gas and Electric. The reason why these results are so game-changing is previously, last summer, the program we run and we run it again this summer, for Baltimore Gas and Electric, includes a meaningful amount of rewards for customers. They get money back for saving energy. And these programs that we’ve run in these 3 other utilities had no remuneration for the end customer. And so the power here is, well, first of all, it’s cheaper for the utility, but secondly, it’s scale. We don’t have to work through rate design deliberations with utility commissions to get this out. We can just turn it on with the utility.

Gregg S. Moskowitz

Cowen and Company, LLC, Research Division

Okay. That’s very helpful, Dan. And then I wanted to also ask about the international mix. It was up pretty nicely sequentially and just continues to move up to the right. And you mentioned the big SIs you’re working with as well. How does the pipeline look in Europe at this point, as you sort of look forward to 2015?

Dan Yates, Chief Executive Officer

Yes. So internationally, we’ve seen good pipeline growth across Europe and Asia, and we’ve hired a number of new reps in both regions, and we’re feeling — we’re on plan for the growth of those teams. So we’re feeling very good about our international growth. And I’d still think, long term, we see our international long-term revenue being about 50% coming overseas. But it’s going to take us a while to get there. And as — in particular, when you’re looking at our growth, like internationally, the denominator is smaller because you’re talking about low double-digit percent of our overall revenue, and that can be hugely swayed by 1 big deal here or there.

Operator

Your next question comes from the line of Jennifer Lowe with Morgan Stanley.

Jennifer Swanson Lowe

Morgan Stanley, Research Division

Dan, I wanted to follow up on the expansion deal as well. And in particular, I think you mentioned that it spanned residential and commercial and industrial use cases. So hitting on the latter 2 there, first on the commercial, I think that’s been in a newer area for you. So can you — sort of broadly what kind of adoption are you seeing in the SMB space at this point? And then related to that, industrial, I think is something we haven’t talked about before. So curious how the industrial use cases are playing out.

Dan Yates, Chief Executive Officer

So quick answer is, we’ve actually been selling — in this particular deal, in this contract with this utility customer, what they’re really looking for was mostly our customer engagement feature set around SMB and large commercial. And we have and have had for a while our own commercial solution for the — for small and medium business. And then as you may have seen, we announced a partnership with FirstFuel earlier this year, and they have been a great partner of ours for bringing that extra feature set around large commercial industrial customer engagement, so they were part of this solution. And that’s been a great partnership. They filled that niche for us very well, and the products are seamlessly integrated. In terms of looking out broadly, within this scheme of the customer engagement solution, it’s becoming more and more — we have an expectation that the company that the utility engages with the vendor will be able to provide a solution across all the customer classes, but utilities are very open to a partnership approach like we’ve taken. And so that’s kind of how we’re tackling it on the engagement side. And then separately, when it comes to energy efficiency, this may be what you’re also referring to, we have SMB pilots in-market to see if we are able to deliver the kind of energy efficiency savings through behavioral efficiency messaging with small, medium business that we have with residential customers. And we’ve sold quite a few of those pilots. And we’re just still in the early days and haven’t yet gotten results yet to be able to determine if we can make it work.

Jennifer Swanson Lowe

Morgan Stanley, Research Division

Great. And then just one more for me. In terms of the sales hiring that’s been an investment area for you this year, how is that progressing versus your targets?

Dan Yates, Chief Executive Officer

It’s going great. We’re right on target. Our goal is to end the year with 37 quota-carrying reps and we are on that plan. And I also — anecdotally, the folks we’re bringing in are great. We have — our model for hiring — for these new reps is that it takes almost 18 months for them to get to generating revenue. It takes just shy of a year to get them fully ramped, or not even fully ramped, but ramped to be productive. And then it takes us the time to implement a launch client, so upwards of 6 months to get revenue from there. And in spite of that, we have some great early anecdotes. We had a rep who joined in January who’s already closed 2 big expansions. We have another 1 who joined late last year who closed a very large expansion earlier this year. So I’m getting — we’re getting real — the number of reps who deliver business has gone up very substantially quarter-over-quarter throughout the year. And that actually, in many ways, is the most important metric that we have to gauge that the hiring is turning into more capability.

Operator

Your next question comes from the line of Ben Kallo with Robert Baird.

Benjamin J. Kallo

Robert W. Baird & Co. Incorporated, Research Division

Thanks for taking my question. The additional revenue beat this quarter, is that from DR? It sounds like it’s what you’re saying. And is that for seasonality on the demand response being particularly strong in the summer time? So is it seasonality there? And then as you look out in some of the new contracts that you’re winning, could you just talk about pricing from where it’s been historically? And then my last question is, on the regulatory front, any changes here in the U.S. on how difficult or easier it is to get some of your programs passed through PUCs?

Thomas Kramer, Chief Financial Officer

Thanks, Ben. This is Thomas. And I will address the upside in the quarter. I will let Dan speak to pricing and regulatory. So in terms of the upside, you’re absolutely right that a portion of the revenue for the quarter came from demand response. That portion was 4%. But when we’re looking in terms of the upside beat of coming up ahead of our expectation, the reason for that was actually threefold. One was over-delivery on our demand contracts. Another was that we were able to launch contracts with revenue earlier than we had anticipated. And we also had contracts with a variable revenue portion that over-delivered against what we have projected. If that addresses your question, I will turn over to Dan who will talk to pricing and regulatory.

Benjamin J. Kallo

Robert W. Baird & Co. Incorporated, Research Division

Yes, that makes sense, Thomas.

Dan Yates, Chief Executive Officer

And then, Ben, your question on — the question on regulatory was essentially have we run into regulatory headwinds?

Benjamin J. Kallo

Robert W. Baird & Co. Incorporated, Research Division

Yes. Or just that there’s been changes from the PUCs, in how they look at your programs, either to the plus or the negative side.

Dan Yates, Chief Executive Officer

Yes. There’s really been very little changes. Is it — are you thinking like apropos the election? Or is there something that you have in mind?

Benjamin J. Kallo

Robert W. Baird & Co. Incorporated, Research Division

No, no. Not election-related. Just in general, as I think — I guess as your programs are more widely accepted out there, are PUCs getting more comfortable with it in the U.S, that’s where I was going with that.

Dan Yates, Chief Executive Officer

Got you. Yes. So that’s a good — in some — in the U.S., I think, the — I’ll just take them region-by-region and relevant solution-by-solution. So in the U.S., energy efficiency, we’re — it feels we’re over the hump. All the major EE markets have accepted our offering, and we continue to work with our — a very talented regulatory team is working hand-in-hand with commissions to make sure that they fully understand how to implement Opower and Opower-like programs for the long run. Internationally, we continue to see forward progress on the EU interpretation, EU member state interpretation of the Energy Efficiency Directive. And we’ve had a couple of countries we talked about last quarter, Italy, Denmark and Ireland, that have all started to qualify Opower under that — under the aegis of that directive. And we expect to see other member states to do similarly in the months, quarters to come. And then in Asia, we’ve also seen, from our perspective, a better-than-anticipated appetite for energy efficiency in a number of countries that have — do not have — they are making regulatory changes to do this, but they’re interested in it because they have real — they subsidize electricity. So you have countries that are spending $0.06 to $0.10 per kilowatt hour, paying for free electricity. It’s a holdover from decisions made 50 years ago, when electricity was just entering the market and politicians were doing it to garner — to win elections. And now they’re stuck — they’re saddled with the bill. Efficiency fee is very interesting to those governments. So we’re seeing efficiency — the secular trend in efficiency is just up and to the right in terms of market size and adoption and then Opower within that. And then the only other thing I would add is the new front for us and our regulatory team is also around demand response because as we’ve now delivered these, frankly, by some measures, astonishing results in our ability to compel hundreds of thousands — and soon millions of people — to make near real-time adjustments to their energy use at a consistent and predictable way, our work is now cutout for us to work in conjunction with the utilities and regulators to get these approach qualified as part of the long-term integrated resource plans that these utilities put together to determine how to hit regional demand. So that’s, in a lot of ways, where a lot of the attention is now.

Benjamin J. Kallo

Robert W. Baird & Co. Incorporated, Research Division

That’s very helpful. And the final question was on pricing, where you see it, maybe the U.S. and then internationally.

Dan Yates, Chief Executive Officer

And actually, I’m sorry, was your question simply how it’s — has there been any change in pricing or pricing trends over — in both of those regions?

Benjamin J. Kallo

Robert W. Baird & Co. Incorporated, Research Division

Yes.

Dan Yates, Chief Executive Officer

Yes. So pricing is — the story has been pretty consistent. We continue to — it’s value-based pricing, and so we have not seen neither meaningful price compression nor have we significantly raised pricing on energy efficiency and customer engagement. If you recall, the energy efficiency solution is priced on an ARPU basis, significantly higher than customer engagement, it tends to be sold to subsets of the population at — at a higher dollar per home, and then the customer engagement is sold systemwide typically at a lower price point. And those have been relatively constant. On the demand response side, we actually are in a place now, as we’ve gotten these results, that we are essentially raising our pricing as we come out of that pilot phase. But that is a small portion of our business today.

Benjamin J. Kallo

Robert W. Baird & Co. Incorporated, Research Division

In that extra — in the gross margin beat, is that from the extra DR revenue in the quarter?

Thomas Kramer, Chief Financial Officer

The gross margin is, again, a result of several things. On the one hand, we beat the revenue, which typically leads to a beat on gross margin, as well as on EBITDA for the reasons that our cost in terms of the delivery is a stepwise function. And it doesn’t adjust itself immediately to increases in revenue, so we will just have better gross margin. At the same time, we also had lower delivery costs than we anticipated and that resulted in the higher gross margins.

Operator

Your next question comes from the line of Brendan Barnicle with Pacific Crest Securities.

Brendan Barnicle

Pacific Crest Securities, Inc., Research Division

Dan, I think I know the answer to this question, but do you see any change in any of the markets in terms of demand for energy efficiency given what’s happening with global commodity prices?

Dan Yates, Chief Executive Officer

I don’t. In fact, I’m not even that aware of the changes in global commodity prices because they just don’t — they just never materialize in our conversations.

Brendan Barnicle

Pacific Crest Securities, Inc., Research Division

And then maybe too early to — or you may have been in the business too shortly to make this analogy back. But if you look back like in the ‘08 and ‘09 period where we saw oil drop well below current levels, did that have any impact — or is that even a relevant comparison?

Dan Yates, Chief Executive Officer

Yes. So I mean I think the way — so it did not have any impact. I think the best way to think about this is — if there were, in fact, a 20-year contraction, total transformation in the energy industry, that’s the time frame in which the things that we’re doing will be reflected upon by regulators and legislators and they might change — choose to change tack. But on a year-over-year basis, the decisions that are made to drive the mandated and regulated part of our business, just the energy efficiency business, those decisions are typically made in 10- to 20-year chunks and then those get parceled out into 3-year efficiency portfolios. And so it’s just completely buffered from any of these changes in global commodities. I’ll give you another, like analogous example of how buffered these are. When California went through one of its — I forget what year was this. It was in our business lifetime — a real crisis of budget, budgeting crisis, when they’re trying to balance their budget. And they were hacking at schools and fire — police budgets and these kinds of things that you just do not want to hack away at as a politician. They couldn’t touch the efficiency funding because it’s not part of the general fund, it was run by an entirely different process. So it’s just very buffered. It doesn’t fluctuate with these other external metrics because it’s, like, preset.

Brendan Barnicle

Pacific Crest Securities, Inc., Research Division

Great. That’s exactly — that’s very helpful. And then, Thomas, as I have been thinking about the business, I sort of have the expectation that we’d see pretty modest upside in a quarter-to-quarter basis. And you’ve now put up a pretty significant upside the last couple of quarters. I know part of it’s that — some little things that you’ve listed. But is that a pattern we should expect to see? Or will we see it become sort of more muted over time?

Thomas Kramer, Chief Financial Officer

So obviously, if you ask a CFO, I don’t want to encourage anybody to expect the sort of very good beats that we have seen. And also, just as obviously, we run this company to exceed what we lay out, and we hope to be able on this very positive trend, that I don’t want us to get into the habit of expecting the same level of percent beat quarter-over-quarter.

Operator

Your next question comes from the line of Richard Davis with Canaccord.

Richard H. Davis

Canaccord Genuity, Research Division

So while your demand response is not hardware-dependent, like, one of the questions we’ve gotten is to what degree is the rollout of smart meters a gating issue, and how you’re kind of helping shape the adoption curve?

Dan Yates, Chief Executive Officer

Yes, that’s a great question, because this is the one product that we have right now that is dependent on smart meters. We actually have some R&D in the works to potentially be able to do this even without smart meters. But that is — but today, the demand response solution requires smart meters. The other 3 do not. To that end, I think you hit the nail on the head, which is one of the really compelling aspects of our offering is it gives utilities new fuel to justify smart meter rollouts. But that’s more of an interesting dynamic for the market, not for our day-to-day business. And then when we look at our opportunity today, the fact is just there’s a lot of homes with smart meters installed right now. I think nearly half the U.S. has smart meters installed, are rolling out worldwide. Japan is on a fast track to get them — get the whole country metered, I think, the next 5 to 7 years. So we don’t feel constrained by that for the BDR offering.

Richard H. Davis

Canaccord Genuity, Research Division

Got it. And then maybe just adjacent to that question is, would you be willing to comment at all on Nest because Nest was more of a — I don’t know how’d you describe it, more of kind of trying to go around the utilities and stuff like that. Have you seen any changes in them, now that they have an ownership in a search engine company or vice versa, I guess?

Dan Yates, Chief Executive Officer

Depending on who you ask. No. We don’t — we really don’t see them very much. And if anything, actually, one of the things we’ve been evolving in our go-to-market with both — with thermostats and the Behavioral Demand Response is that we’re going to utilities with that as a combined offering and positioning ourselves really as their partner in providing a multi-tier systemwide solution for demand response enablement, and it’s just a totally differentiated offering that is far cry from what Nest does. In fact, we’re increasingly seeing opportunities for us to be the utilities’ partner to send signals to Nest, to send demand response events, et cetera. Similarly, you may have read that we made an announcement earlier this quarter of our OpenStat API, which allows third-party thermostat developers to hook up to our APIs and, therefore, benefit from the energy efficiency feature sets that we have. That’s part of this broader strategy around demand response and having this mix of device and device-less solutions.

Operator

There are no further questions at this time. I will now turn the call to Dan Yates, Chief Executive Officer and Cofounder, for closing remarks.

Dan Yates, Chief Executive Officer

I just want to thank everybody for joining us today. We appreciate the work that you all do on Opower. And it’s an exciting quarter for us. We’re looking forward to closing out the end of the year strong and going into a good 2015. And if again, if you have — in the meantime, before we talk to any of you again, if you have any other questions, please be in touch. We know many of you are still getting to know this business, and we’re eager to answer any of your questions. So our Investor Relations team is standing by, as am I and Thomas. And thank you all again and look forward to talking to you soon.

Operator

This concludes today’s conference call. You may now disconnect.

[END OF TRANSCRIPT]

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